Exhibit 99.E

RECENT DEVELOPMENTS

General

The Philippine archipelago has over 7,000 islands with a total land area of approximately 300,000 square kilometers. The islands are grouped into three geographic regions: Luzon, the largest island, in the north, covering an area of 141,395 square kilometers; Visayas in the central region, covering an area of 56,606 square kilometers; and Mindanao in the south, covering an area of 101,999 square kilometers. Manila is the Republic’s capital. As of the 2020 Census of Population and Housing (the “2020 Census”) conducted by the NSO, the Republic’s population was estimated at approximately 109.0 million.

Selected Economic Information of the Republic of the Philippines

	2017	2018	2019	2020	2021		2022(14)
	(₱ in billions, except as indicated)
GDP (at then-current market prices)	16,556.7	18,265.2	19,517.9	17,938.6	19,387.2		N/A
GDP (at constant 2018 prices)	17,176.0	18,265.2	19,382.8	17,527.2	18,508.4		N/A
GDP per capita, PPP concept (in $ at then-current market prices)(1)	8,199	8,793	9,363	8,452	9,090		N/A
GDP growth rate (%) (at constant 2018 prices)	6.9	6.3	6.1	(9.6)	5.6		N/A
Consumer price inflation rate (2018 CPI basket)(2)	2.9	5.2	2.4	2.4	3.9		3.0
Government surplus/(deficit) as % of GDP (at then-current market prices)	(2.1)	(3.1)	(3.4)	(7.6)	(8.6)		N/A
Government debt at end of period as % of GDP (at then-current market prices)	40.2	39.9	39.6	54.6	63.1	(4)	N/A
Public sector borrowing requirement(3)	(319.1)	(547.3)	(626.2)	(1,349.5)	(1,087.1	)(4)	N/A
Consolidated public sector financial position(5)	(4.6)	(171.0)	(184.6)	(981.6)	(575.9	)(4)	N/A
Current account surplus/(deficit) as % of GDP (at then-current market prices)	(0.7)	(2.6)	(0.8)	3.1	(0.9	)(4)	N/A
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(6)	(0.3)	(0.7)	2.1	4.4	0.3	(7)	N/A
Direct domestic debt of the Government (in million ₱)(8)(9)	4,441,260	4,776,859	5,127,600	6,694,687	8,170,414		8,367,788
Direct external debt of the Government (in million $)(9)(10)	44,261	47,860	51,252	64,562	69,803		71,612
Public sector domestic debt(11)	5,830.7	6,065.3	6,307.7	6,712.4	6,276.3	(4)	N/A
Public sector external debt(10)(11)	2,562.4	2,891.8	2,966.9	3,406.7	3,913.2	(4)	N/A
Unemployment rate (%)	5.7	5.3	5.1	10.3	6.6	(12)	6.4	(15)
Gross international reserves (in billion $)(9)(13)	81.6	79.2	87.8	110.1	108.8		107.9

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance, Bangko Sentral.

Notes:

(1)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(2)

Effective February 4, 2022, the base year of the Consumer Price Index (“CPI”) was updated from 2012 to 2018. The rebasing of the CPI is done periodically (1) to ensure that the CPI market basket continues to capture goods and services commonly purchased by households over time; (2) to update expenditure patterns of households; and (3) to synchronize its base year with the 2018 base year of the GDP and other indices. 2022 figures are based on preliminary data as of February 28, 2022.

(3)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major GOCCs (as defined below), the debt of which comprises virtually all the debt incurred by GOCCs.

(4)	Preliminary data as of September 30, 2021.
(5)

Comprises the aggregate deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(6)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Republic of the Philippines—Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(7)	Preliminary data.
(8)

Represents debt of the Government only and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(9)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(10)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(11)	Includes public sector debt, whether or not guaranteed by the Government.
(12)	Preliminary results as of December 2021 based on the 2021 Annual Estimates of Labor Force Survey December rounds.
(13)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.
(14)	Preliminary data as of February 28, 2022 (unless otherwise stated).
(15)	Preliminary results as of January 2022 based on the January 2022 Labor Force Survey.

REPUBLIC OF THE PHILIPPINES

History, Land and People

2020 Census

The Republic’s population was 109.0 million according to the 2020 Census, representing an increase of 8.0% or 8.1 million people as compared to the 2015 Census and an increase of 18.1% or 16.7 million people as compared to the 2010 Census. The Republic’s population increased by 1.6% annually, on average, during the period from 2015 to 2020, which was lower than the 1.7% average annual growth rate during the period from 2010 to 2015. Of the Republic’s 17 administrative regions, Region IV-A (Calabarzon) had the largest population in 2020 at 16.2 million, followed by the National Capital Region with 13.5 million and Region III (Central Luzon) with 12.4 million. The combined population of these three regions accounted for approximately 38.6% of the Republic’s population in 2020. The Bangsamoro Autonomous Region of Muslim Mindanao (“BARMM”), formerly known as the Autonomous Region in Muslim Mindanao (the “ARMM”), was the fastest growing region during the period from 2015 to 2020, with an average annual population growth rate of 3.3%. Of the Republic’s 81 provinces, Cavite was the most populous in 2020 at 4.3 million, followed by Bulacan at 3.7 million and Laguna at 3.4 million. In total, 29 provinces had populations in excess of 1.0 million. The Republic has a relatively young population, with about 40% of the population under the age of 20 and a median age of 24.3, according to the 2015 Census.

Philippine Economy

COVID-19

COVID-19, an infectious disease that was first reported to have been transmitted to humans in late 2019, has spread globally over the course of 2020, and in March 2020 it was declared as a pandemic by the World Health Organization. On January 30, 2020, the Philippines reported its first confirmed case of COVID-19. The subsequent spread of the disease has since resulted in 3,673,201 confirmed cases and the death of 57,999 people in the Philippines as of March 18, 2022, according to the Philippine Department of Health. The Government, on a national and local level, has implemented a number of measures in varying degrees to contain the spread of COVID-19, including, among others, social distancing measures, implementation of self-isolation and community quarantine measures, closure of schools, suspension of mass public transport facilities, restrictions on public gatherings, suspension of operations of non-essential businesses and travel restrictions.

COVID-19 Vaccination and Related Efforts

As of February 22, 2022, a total of 224,836,560 doses of COVID-19 vaccines had been delivered to the Philippines. As of March 9, 2022, a total of 137,351,822 doses have been administered, with 62,683,539 administered as first dose and 63,992,620 administered as complete dose, including single-dose vaccines. In addition, 10,675,663 booster doses were administered under the booster program.

Economic Impacts

In December 2021, the World Bank revised its earlier GDP growth forecast for the Philippines, projecting that the Republic would see economic growth of 5.3% in 2021, before accelerating to 5.9% growth in 2022 and 5.7% growth in 2023. On October 12, 2021, the IMF projected real GDP projected to grow at 3.2% in 2021 (a lower growth forecast as compared to their earlier growth projection of 5.4% for 2021), before accelerating to 6.3% growth in 2022.

In 2021, GDP grew by 5.6%, compared with a contraction of 9.6% in 2020, at constant 2018 market prices. The largest contributor to growth in 2021 was the improved management of the COVID-19 pandemic, driven by industry sector growth of 8.6% in 2021 compared with a contraction of 9.8% in 2020, at constant 2018 prices, as a result of the COVID-19 pandemic. The services sector also grew by 5.3% at constant 2018 prices in 2021 compared to a contraction of 9.2% at constant 2018 prices in 2020. GNI in 2021 grew by 1.6% compared to a contraction of 11.4% in 2020, at constant 2018 prices. Net primary income contracted by 50.2% in 2021 compared to a contraction of 30.1% in 2020 at constant 2018 prices.

Overview

In 2021, quarantine restrictions and other responses by the Government affected employment and productivity of the economy. The Government’s economic managers reported that the unemployment rate moderately increased from 7.1% in March 2021 to an estimated 7.4% in October 2021 and further decreased to 6.5% in November 2021, an effect primarily attributed to the re-imposition of enhanced community quarantine restrictions, the continued imposition of strict quarantine measures, and weather disturbances that affected agriculture, most notably Typhoon Jolina which affected some 30,000 hectares of agricultural land across the regions of Central Luzon, Calabarzon, MIMAROPA, Bicol, Western Visayas, Central Visayas, and Eastern Visayas.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

Years 2016 – 2021

	2017	2018	2019	2020	2021		2022(3)
GDP growth (constant 2018 prices) (%)	6.9	6.3	6.1	(9.6)	5.6		N/A
GNI growth (%) (constant 2018 prices)	6.8	5.9	5.4	(11.4)	1.6		N/A
Inflation rate (2018 CPI basket)(%)	2.9	5.2	2.4	2.4	3.9		3.0
Unemployment rate	5.7	5.3	5.1	10.3	6.6	(1)	6.4	(4)
91-day T-bill rate (%)	2.2	3.5	4.7	2.0	1.1		0.8
External position
Balance of payments ($ million)	(863)	(2,306)	7,843	16,022	1,345		(259)
Export growth (%)	19.7	0.9	2.3	(8.1)	7.1		N/A
Import growth (%)	14.2	17.4	(1.1)	(19.5)	38.3		N/A
External debt ($ billion)	73.1	79.0	83.6	98.5	105.9	(2)	N/A
International reserves
Gross ($ billion)	81.6	79.2	87.8	110.1	108.8		107.9
Net ($ billion)	81.6	79.2	87.8	110.1	108.8		107.9
Months of retained imports	7.8	6.9	7.6	12.3	10.3		10.2
Domestic credit growth (%)	13.9	14.9	10.7	4.7	8.0		N/A

Sources: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary results as of December 2021 based on the 2021 Annual Estimates of Labor Force Survey December rounds.
(2)	Preliminary data as of September 30, 2021.
(3)	Preliminary data as of February 28, 2022.
(4)	Preliminary results as of January 2022 based on the 2022 Annual Estimates of Labor Force Survey January rounds.

GDP and Major Financial Indicators

Gross Domestic Product

The following table shows GDP by sector, net primary income and GNI at current market prices for the specified periods.

	Gross Domestic Product by Major Sector (at current market prices)					Percentage of GDP
	2017	2018	2019	2020	2021	2017	2021
	(₱ in millions, except as indicated)					(%)
Agriculture, hunting, forestry and fishing sector	1,685,956	1,762,616	1,721,539	1,827,010	1,953,776	10.2	10.1
Industry sector
Mining and quarrying	148,094	163,322	161,656	136,039	179,866	0.9	0.9
Manufacturing	3,228,580	3,488,331	3,614,016	3,170,117	3,425,696	19.5	17.7
Electricity, steam, water, and waste management	505,119	557,030	607,881	610,953	650,878	3.1	3.4
Construction	1,106,154	1,373,841	1,535,727	1,177,114	1,339,506	6.7	6.9
Total	4,987,948	5,582,525	5,919,281	5,094,222	5,595,946	30.1	28.9
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	2,926,502	3,237,304	3,517,653	3,321,007	3,512,790	17.7	18.1
Transport and storage	637,191	697,839	757,661	548,973	602,113	3.8	3.1
Accommodation and food service activities	346,119	403,289	431,778	253,656	287,716	2.1	1.5
Information and communication	490,330	515,925	562,834	592,818	638,753	3.0	3.3
Financial and insurance activities	1,326,583	1,498,147	1,681,870	1,822,568	1,957,060	8.0	10.1
Real estate and ownership of dwellings	1,076,332	1,189,673	1,255,644	1,078,017	1,134,609	6.5	5.9
Professional and business services	1,110,458	1,159,265	1,219,757	1,132,869	1,214,734	6.7	6.3
Public administration and defense; compulsory social activities	642,127	767,706	890,688	950,763	1,025,252	3.9	5.3
Education	649,366	731,607	778,868	715,250	789,519	3.9	4.1
Human health and social work activities	289,060	308,268	329,862	329,708	393,900	1.7	2.0
Other services	388,679	411,025	450,429	271,720	281,042	2.3	1.4
Total	9,882,747	10,920,048	11,877,043	11,017,351	11,837,488	59.7	61.1
Total GDP	16,556,651	18,265,190	19,517,863	17,938,582	19,387,210	100.0	100.00
Net primary income	1,826,528	1,947,159	1,954,197	1,381,265	716,077
Total GNI	18,383,179	20,212,349	21,472,060	19,319,848	20,103,287
Total GDP ($ billions)(1)	316.6	330.9	383.7	373.2	385.8
Per capita GDP, PPP concept ($)(1)	8,199	8,794	9,357	8,434	9,090

Source: Philippine Statistics Authority.

Notes:

(1)	Calculated using the average exchange rate for the period indicated. See “—Monetary System—Foreign Exchange System.”

The following table shows GDP by sector at constant 2018 market prices for the specified periods.

	Gross Domestic Product by Major Sector (at constant 2018 market prices)					Percentage of GDP
	2017	2018	2019	2020	2021	2017	2021
	(₱ in millions, except as indicated)					(%)
Agriculture, forestry and fishing sector	1,743,134	1,762,616	1,783,855	1,780,544	1,775,566	10.1	9.6
Industry sector
Mining and quarrying	160,065	163,322	168,857	136,940	140,506	0.9	0.8
Manufacturing	3,317,641	3,488,331	3,620,456	3,266,648	3,546,627	19.3	19.2
Electricity, steam, water and waste management	523,161	557,030	591,312	589,089	615,475	3.0	3.3
Construction	1,201,714	1,373,841	1,507,244	1,119,438	1,229,220	7.0	6.6
Total	5,202,582	5,582,525	5,887,869	5,112,115	5,531,829	30.3	29.9
Services sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,057,552	3,237,304	3,489,299	3,279,285	3,420,956	17.8	18.5
Transportation and storage	648,153	697,839	742,347	512,769	544,955	3.8	2.9
Accommodation and food service activities	371,234	403,289	425,692	232,389	250,452	2.2	1.4
Information and communication	483,683	515,925	557,007	584,981	637,941	2.8	3.4
Financial and insurance activities	1,382,521	1,498,147	1,676,448	1,768,604	1,848,604	8.0	10.0
Real estate and ownership of dwellings	1,129,083	1,189,673	1,238,469	1,027,860	1,050,031	6.6	5.7
Professional and business services	1,117,257	1,159,265	1,182,159	1,064,318	1,129,810	6.5	6.1
Public administration and defense; compulsory social activities	666,393	767,706	871,564	911,354	958,708	3.9	5.2
Education	671,837	731,607	766,089	683,563	738,027	3.9	4.0
Human health and social work activities	309,316	308,268	323,261	310,930	357,598	1.8	1.9
Other services	393,233	411,025	438,691	258,523	263,896	2.3	1.4
Total	10,230,262	10,920,048	11,711,027	10,634,575	11,201,018	59.6	60.5
Total GDP	17,175,978	18,265,190	19,382,751	17,527,234	18,508,413	100.0	100.0

Source: Philippine Statistics Authority.

Principal Sectors of the Economy

Agriculture, Hunting, Forestry and Fishing Sector

The agriculture, forestry and fishing sector’s share to GDP was 9.6% in 2021 compared to 10.1% in 2017, at constant 2018 market prices.

Production in the agriculture, forestry, and fishing sector contracted by 0.3% in 2021, compared to contraction of 0.2% in 2020 at constant 2018 market prices.

Industry Sector

In 2021, the industry sector increased by 8.2% in 2021 compared to a contraction of 13.2% in 2020 at constant 2018 prices.

Manufacturing Subsector

Growth in the manufacturing sector expanded in by 8.6% 2021, compared to a 9.8% contraction in 2020 at constant 2018 prices.

Service Sector

The service sector includes the transport, storage and communications; trade and repair of motor vehicles, motorcycles, personal and household goods; financial intermediation; real estate, renting and business activities; public administration and defense; compulsory social security; and other services subsectors. The service sector’s share to GDP is the largest at 60.7% in 2020, an increase from 59.3% in 2016.

The services sector grew by 5.3% in 2021, compared to a 9.2 % contraction in 2020.

Net Primary Income

In 2021, net primary income contracted by 50.2% compared to a 30.1% contraction in 2020, based on constant 2018 market prices.

Prices, Employment and Wages

Consumer Price Index

The average inflation rate for 2021 was 3.9%, higher than the average inflation rate of 2.4% in 2020, based on the 2018 CPI basket. The higher rate of inflation in 2021 was due mainly to the following:

Year-to-date Inflation Rate (year-on-year)	2020	2021(1)
Food	2.9%	4.2%
Transport	1.5%	9.3%
Housing, water, electricity, gas and other fuels	0.7%	2.5%

Source: Bangko Sentral; Philippine Statistics Authority.

(1)	Based on preliminary data as of December 31, 2021.

On the other hand, higher inflation rates for 2021 based on the 2018 CPI basket were driven by the following:

Inflation Rate (year-on-year)	2020	2021(1)
All items	2.4%	3.9%
Food and non-alcoholic beverages	2.9%	4.2%
Transport	1.5%	9.3%
Housing, water, electricity, gas and other fuels	0.7%	2.5%
Health	3.9%	3.8%
Restaurant and miscellaneous goods and services	2.1%	3.5%

Source: Bangko Sentral; Philippine Statistics Authority.

(1)	Based on preliminary data as of December 31, 2021.

Producer Price Index

The producer price index as of December 31, 2021 was 93.3 as compared to 92.7 as of December 31, 2020, based on the 2018 PPI basket. The full year PPI year-on-year growth rate (2018=100) for 2020 and 2021 are negative 4.6% and negative 1.8%, respectively.

In 2021, the producer price index recorded an average deflation of 1.7%, slightly better than the deflation of 4.6% in 2020. Commodities with negative inflation for December 2021 are the following:

Inflation Rate (month-on-month growth rates)	November 2021	December 2021
Manufacture of electrical equipment	0.1%	(0.1)%
Manufacture of machinery and equipment except electrical	(2.7)%	(1.0)%

Source: Bangko Sentral; Philippine Statistics Authority.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy.

	Selected Employment Information
	2017	2018(1)	2019(2)	2020(3)	2021(4)	2022(5)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(6)	40,334	41,157	41,961	39,837	46,274	43,018
Unemployment rate	5.7	5.3	5.1	10.3	6.6	6.4
Employment share by sector:
Agriculture, hunting, forestry and fishing sector	25.4	24.3	22.2	24.8	25.6	21.7
Industry sector
Mining and quarrying	0.5	0.5	0.4	0.5	0.4	0.4
Manufacturing	8.6	8.8	8.7	8.1	8.0	8.4
Construction	8.8	9.4	9.8	9.4	9.1	10.0
Water supply, sewerage, waste management and remediation activities	0.2	0.1	0.2	0.1	0.2	0.2
Electricity, gas, steam and air conditioning supply	0.2	0.2	0.2	0.2	0.1	0.2

Total industry sector	18.3	19.1	19.3	18.3	17.8	19.3
Service sector
Transport and storage	7.8	7.8	8.2	7.4	6.5	7.3
Wholesale and retail trade; repair of motor vehicles and motorcycles	19.6	19.4	20.0	20.5	21.5	20.9
Finance and housing(7)	7.7	8.0	8.5	8.4	8.2	8.2
Other services(8)	21.3	21.4	21.9	20.6	20.4	22.5

Total service sector	56.3	56.6	58.4	56.9	56.6	58.9

Total employed	100.0	100.0	100.0	100.0	100.0	100.0

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

Notes:

(1)	Annual estimates were based on the final results of the 2018 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2019 Labor Force Survey.
(3)	Annual estimates were based on the final results of the October 2020 Labor Force Survey.
(4)	Preliminary results as of December 2021 based on the 2021 Annual Estimates of Labor Force Survey December rounds.
(5)	Preliminary results as of January 2022 based on the 2022 Annual Estimates of Labor Force Survey January rounds.
(6)	Does not include OFWs.
(7)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(8)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

In December 2021, the total number of employed persons in the Republic, excluding OFWs, was estimated at 46.3 million. The unemployment rate was 6.6% in December 2021, higher than the 6.5% unemployment rate recorded in November 2021. The labor force participation rate was 65.1% in December 2021, higher than the 64.2% recorded in November 2021. In December 2021, workers in the Republic were primarily employed in the service sector, representing 56.6% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles made up 21.5% of the total employed. Workers in the agriculture, hunting, forestry and fishing sector and the industry sector comprised 25.6% and 17.8%, respectively, of the total employed in December 2021, compared to 24.5% and 17.4%, respectively, in November 2021.

In January 2022, the total number of employed persons in the Republic, excluding OFWs, was estimated at 43.0 million. The unemployment rate was 6.4% in January 2022, lower than the 6.6% unemployment rate recorded in December 2021. The labor force participation rate was 60.5% in January 2022, lower than the 65.1% recorded in December 2021. In January 2022, workers in the Republic were primarily employed in the service sector, representing 58.9% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 20.9% of the total employed. Workers in the agriculture, hunting, forestry and fishing sector and the industry sector comprised 21.7% and 19.3%, respectively, of the total employed in December 2021, compared to 25.6% and 17.8%, respectively, in December 2021.

The following table presents employment information in the Republic by gender and age group:

	Percentage Distribution of Household Population 15 Years Old and over by Employment Status, by Age Group
	October 2019	October 2020(1)	December 2021(2)
Age Group	Unemployed	Unemployed	Unemployed
	(all figures in percentages except as indicated)
Both sexes 15 – 24	46.8	34.7	28.9
25 – 34	29.1	32.8	33.9
35 – 44	11.9	15.1	15.8
45 – 54	7.4	10.1	11.7
55 – 64	4.2	6.2	7.5
65 and over	0.7	1.1	2.1
Not reported	0.0	0.0	0.0

Total for all ages	100.0	100.0	100.0

Source: Philippine Statistics Authority; October 2020 and December 2021 Labor Force Survey.

Notes:

(1)	Preliminary data for the ten months ended October 31, 2020.
(2)	Preliminary data for December, 2021.

As of December 2021, 28.9% of the total unemployed population consisted of young people aged 15 to 24 years old, lower than the 34.7% recorded as of October 2020. In terms of gender, the female population represented 41.2% and 43.7% of the employed and unemployed workforce, respectively, as of December 2021, whereas the male population represented 58.8% and 56.3% of the employed and unemployed workforce, respectively, in December 2021.

Sustainable Finance Framework

In January 2022, the Republic published its Sustainable Finance Framework (the “Framework”) to support its sustainability commitments. The Framework solidifies its commitment to implementing the United Nations Sustainable Development Goals (“UN SDGs”) set by the United Nations General Assembly in 2015 for the year 2030. The Framework sets out how the Republic intends to raise green, social or sustainability bonds, loans and other debt instruments in the international capital markets. The Republic’s Framework and eligible expenditures portfolio under the Framework are aligned with the four core components of the Green Bond Principles 2021, Social Bond Principles 2021, and Sustainability Bond Guidelines 2021 published by the International Capital Market Association, as well as Green Loan Principles 2021 and Social Loan Principles 2021 published by the Loan Market Association and the ASEAN Green Bond Standards issued by the ASEAN Capital Markets Forum in October 2018.

With any financing raised under this Framework, the Republic intends to contribute to the development of the sustainable financing market domestically in the Philippines. The Framework lays out the process that will be used to ensure transparency and disclosure of the use of proceeds, as well as the expected environmental and social impact of eligible green and social projects, in keeping with international best practices.

Proceeds of financings raised under the Framework will be used to support projects that reflect the Republic’s commitment toward sustainable development and the UN SDGs, in line with the Philippine Development Plan 2017-2022 and Public Investment Program 2017-2022. The issuance of sustainable financing instruments will also support the Republic’s climate change commitments under its National Framework Strategy on Climate Change, including the Republic’s Nationally Determined Contribution in accordance with Decision 1/CP.21 of the Conference of Parties of the United Nations Framework Convention on Climate Change, which has the objective to reduce greenhouse gas emissions by 75% by 2030. Eligible social expenditures, and/or eligible green expenditures under the Framework can include direct or indirect investments, subsidies, support schemes, incentive mechanisms or tax foregone (or a combination of such expenditures) and selected operational expenditures. Such eligible social projects and/or eligible green projects exclude any contributions from other stakeholders.

The Republic has also endeavored to follow the United Nations Environment Programme’s Sustainable Blue Economy Finance Principles in respect of asset categories in relation to a sustainable blue economy. The following are the four core components of these principles (i.) Use of Proceeds, (ii.) Process for Project Evaluation and Selection, (iii.) Management of Proceeds and (iv.) Reporting; including a reference to external reviews. Sustainable financing instruments issued under the Framework will be standard recourse-to-the-issuer obligations and investors will not bear the credit risk of the underlying allocated eligible asset exposures. The Republic expects to publish an allocation and impact report for any outstanding sustainable financing instrument issued under the Framework on an annual basis on the Department of Finance and Bureau of Treasury’s publicly available websites.

The Framework has been favorably evaluated by Vigeo Eiris, an independent rating and research agency based in France, which has so indicated in a second party opinion (“Opinion”) delivered to the Republic stating that the Framework is aligned with the International Capital Market Association’s Green Bond Principles and Social Bond Principles (each as adopted in 2021), and the Loan Market Association’s Green Loan Principles and Social Loan Principles (each as adopted in 2021). The Opinion provides opinions on certain environmental and related considerations and is not intended to address any credit, market, or other aspects of an investment in any securities, including without limitation market price, marketability, investor preference, or suitability of any security. The Opinion is a statement of opinion, not a statement of fact. The Opinion is not, nor should be deemed to be, a recommendation by the Republic or any other person to buy, sell or hold any securities. No representation or assurance is given by the Republic as to the suitability or reliability of the Opinion or any other opinion or certification of any third party made available in connection with any sustainable financing instrument, including any global bonds, issued by the Republic under the Framework or otherwise, nor is any such opinion or certification a recommendation by the Republic to buy, sell or hold any such securities.

The Framework and the Opinion are available on the Republic’s publicly available website. The contents of any publicly available website referred to herein, the Framework, the Opinion and any practices contemplated under these documents are not incorporated into this prospectus supplement or the terms of the global bonds. They do not establish enforceable contractual obligations of the Republic. These documents speak only as of their respective dates, and are subject to change without notice and the Republic does not assume any responsibility or obligation to update or revise such documents, regardless of whether such documents are affected by the results of new information, future events or otherwise. Although the Framework contemplates certain practices with respect to reporting and use of proceeds, any failure by the Republic to conform to these practices does not constitute or give rise to a breach or an event of default under the global bonds. The Republic does not accept any responsibility for any losses howsoever arising, directly or indirectly, from the Framework, the Opinion or their respective contents. Accordingly, investors are cautioned not to place undue reliance on these documents.

Balance of Payments

The following table sets out balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2017	2018	2019	2020	2021(1)
	($ in millions)
Current account(2)	(2,143)	(8,877)	(3,047)	11,578	(6,922)
Exports	124,126	129,980	136,889	119,867	130,189
Imports	126,269	138,857	139,936	108,289	137,111
Goods, Services, and Primary Income	(28,295)	(35,695)	(30,996)	(15,807)	(36,383)
Total exports	97,229	102,373	108,143	91,627	99,778
Total imports	125,525	138,068	139,139	107,435	136,161
Goods and Services	(31,522)	(39,364)	(36,272)	(19,909)	(39,608)
Exports	86,646	90,374	94,741	80,034	87,795
Imports	118,168	129,738	131,013	99,943	127,403
Goods	(40,215)	(50,972)	(49,312)	(33,775)	(53,781)
Exports	51,814	51,977	53,477	48,212	54,169
Imports	92,029	102,949	102,789	81,987	107,950
Services	8,693	11,608	13,039	13,866	14,174
Exports	34,832	38,397	41,264	31,822	33,627
Imports	26,139	26,789	28,225	17,956	19,453
Primary Income	3,226	3,669	5,276	4,101	3,225
Receipts	10,583	11,999	13,402	11,594	11,983
Payments	7,357	8,330	8,125	7,492	8,758
Secondary Income	26,153	26,818	27,949	27,386	29,461
Receipts	26,897	27,607	28,746	28,240	30,411
Payments	745	788	797	854	950
Capital account(2)	69	65	127	63	80
Receipts	103	103	147	88	99
Payments	34	38	20	25	19
Financial account(3)	(2,798)	(9,332)	(8,034)	(6,906)	(6,942)
Net acquisition of financial assets(4)	6,717	7,522	7,297	13,286	8,271
Net incurrence of liabilities(4)	9,515	16,855	15,331	20,192	15,213
Direct investment	(6,952)	(5,833)	(5,320)	(3,260)	(8,116)
Net acquisition of financial assets(4)	3,305	4,116	3,351	3,562	2,402
Net incurrence of liabilities(4)	10,256	9,949	8,671	6,822	10,518
Portfolio investment	2,454	1,448	(2,474)	(1,680)	8,046
Net acquisition of financial assets(4)	1,658	4,740	2,402	6,567	6,599
Net incurrence of liabilities(4)	(796)	3,292	4,876	8,246	(1,448)
Financial derivatives	(51)	(53)	(173)	(199)	(603)
Net acquisition of financial assets(4)	(503)	(679)	(874)	(796)	(1,105)
Net incurrence of liabilities(4)	(453)	(626)	(701)	(596)	(502)
Other investment	1,750	(4,894)	(67)	(1,767)	(6,268)
Net acquisition of financial assets(4)	2,257	(654)	2,417	3,953	376
Net incurrence of liabilities(4)	508	4,240	2,484	5,720	6,644
Net unclassified items(5)	(1,588)	(2,826)	2729	(2,526)	1,245

Overall balance of payments position(6)	(863)	(2,306)	7,843	16,022	1,345

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.
(3)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(4)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(5)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(6)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items.

Overall Balance of Payments Performance

In 2021, according to preliminary data, the overall balance of payments position of the Republic recorded a surplus of $1.3 billion compared to the $16.0 billion surplus in 2020. The change was primarily the result of a deficit in the current account, as well as a slightly higher deficit in the financial account. The current account recorded a deficit of $6.9 billion in 2021, a reversal from the surplus of $11.6 billion recorded in 2020. In 2021, the financial account recorded a 0.5% increase in net inflows, with the level broadly unchanged at $6.9 billion compared to the level recorded in 2020.

Current Account

In 2021, according to preliminary data, the current account recorded a deficit of $6.9 billion, a reversal from the surplus of $11.6 billion recorded in 2020. This deficit was primarily due to a 59.2% increase in the trade gap from $33.8 billion in 2020 to $53.8 billion in 2021, and a 21.4% decrease in the primary income surplus from $4.1 billion in 2020 to $3.2 billion in 2021. These effects were partially offset by a 7.6% increase in the secondary income surplus from $27.4 billion in 2020 to $29.5 billion in 2021.

Goods Trade

In 2021, according to preliminary data, the trade-in-goods deficit increased by 59.2% to $53.8 billion, compared to $33.8 billion in 2020. This was caused by the recovery in imports of goods which continued to outpace that of exports due to increased trade and commerce as COVID-19 restrictions continued to ease globally.

Exports of Goods

The following table sets out the Republic’s exports of goods by destination, as reported by the PSA.

	Export of Goods by Destination						Percentage of Total Exports
Country/Region	2016	2017	2018	2019	2020	2021(1)	2016	2021(1)
							(%)
		($ millions)
North America(2)	9,929	10,826	11,849	12,860	10,971	9,779	17.3	17.6
United States	8,851	9,661	10,636	11,567	10,018	8,907	15.4	16.0
Europe(3)	7,490	10,126	9,465	8,890	7,570	6,779	13.0	12.2
European Union(4)	6,970	9,607	8,908	8,285	6,949	6,214	12.1	11.2
Asia(5)	38,123	45,513	45,761	47,101	44,994	37,696	66.4	67.7
Japan	11,670	10,853	10,323	10,675	10,034	8,110	20.3	14.6
People’s Republic of China	6,373	8,017	8,817	9,814	9,830	8,721	11.1	15.7
Hong Kong	6,617	9,024	9,564	9,625	9,226	7,370	11.5	13.2
South Korea	2,182	4,334	2,608	3,241	2,855	1,961	3.8	3.5
Singapore	3,824	3,973	4,316	3,832	3,775	3,002	6.7	5.4
Taiwan	2,127	2,451	2,521	2,253	2,121	1,896	3.7	3.4
Southeast Asia(6)	4,806	6,122	6,832	6,958	6,441	5,923	8.4	10.6
Oceania(7)	643	568	665	527	459	412	1.1	0.7
Middle East(8)	618	1,051	753	831	629	428	1.1	0.8
Others(9)	603	629	814	717	592	586	1.1	1.1

Total	57,406	68,713	69,307	70,927	65,215	55,679	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Based on preliminary data for the nine months ended September 30, 2021.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden, Romania, and the United Kingdom.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh, Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar, and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

Services Trade

The following table sets out the Republic’s services trade by sector for the periods indicated.

	Services Trade
	2017	2018	2019	2020	2021(1)
	($ millions)
Total services trade	8,693	11,608	13,039	13,866	14,174
Exports	34,832	38,397	41,264	31,822	33,627
Imports	26,139	26,789	28,225	17,956	19,453

	Services Trade
	2017	2018	2019	2020	2021(1)
	($ millions)
Maintenance and repair services	(51)	(54)	(61)	(11)	(8)
Exports	80	83	110	59	42
Imports	132	136	171	70	50
Transportation	(2,533)	(2,653)	(2,280)	(2,525)	(3,479)

Exports	2,485	2,703	2,883	1,669	1,567
Imports	5,018	5,356	5,164	4,194	5,047
of which: Passenger	768	865	787	460	194
Exports	1,361	1,475	1,674	708	384
Imports	592	611	887	248	190
of which: Freight	(3,188)	(3,434)	(3,046)	(3,132)	(3,974)
Exports	687	764	763	564	673
Imports	3,875	4,197	3,809	3,696	4,647
of which: Other	(113)	(84)	(22)	147	301
Exports	438	464	446	396	510
Imports	550	548	468	249	209
Travel	(4,861)	(3,623)	(2,257)	(2,298)	(2,661)

Exports	6,988	8,240	9,781	1,791	600
Imports	11,850	11,863	12,038	4,088	3,262
Construction services	(6)	(12)	(5)	(11)	41

Exports	57	61	66	85	88
Imports	63	73	71	97	47
Insurance and pension services	(1,417)	(1,379)	(1,554)	(1,314)	(1,741)

Exports	85	86	90	75	101
Imports	1,502	1,465	1,644	1,389	1,842
Financial services	(268)	(287)	(539)	(453)	(146)

Exports	237	279	234	90	192
Imports	506	566	772	543	338
Charges for the use of intellectual property	(734)	(873)	(805)	(504)	(590)

Exports	17	44	28	15	33
Imports	751	917	833	519	623
Telecommunications, computer, and information services	4,787	4,949	4,766	4,414	4,169
Exports	5,638	5,940	6,098	5,930	6,300
Imports	852	991	1,332	1,515	2,131
Other business services	10,596	12,025	11,981	12,815	13,986

Exports	15,580	16,653	17,456	17,798	19,478
Imports	4,984	4,628	5,475	4,983	5,492
Personal, cultural and recreational services	3	(125)	(26)	(18)	(40)

Exports	191	149	161	136	175
Imports	188	274	187	154	214
Government services	(275)	(499)	(520)	(381)	(385)

Exports	19	19	19	22	22
Imports	294	518	539	403	407

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

In 2021, according to preliminary data, the trade-in-services account showed a 2.2% growth from a $13.9 billion surplus recorded in 2020 to a $14.2 billion surplus recorded in 2021. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in an 9.1% increase in the surplus from other business services, from $12.8 billion in 2020 to $14.0 billion in 2021, and a 21.1% increase in manufacturing services on physical inputs owned by others, from $4.2 billion in 2020 to $5.0 billion in 2021.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary Income
	2017	2018	2019	2020	2021(1)
	($ in millions)
Total Primary Income	3,226	3,669	5,276	4,101	3,225

Receipts	10,583	11,999	13,402	11,594	11,983
Payments	7,357	8,330	8,125	7,492	8,758
Compensation of employees	7,769	8,130	8,685	8,413	8,662

Receipts	7,926	8,288	8,827	8,549	8,825
Payments	157	158	142	136	163
Investment income	(4,542)	(4,461)	(3,409)	(4,311)	(5,437)

Receipts	2,658	3,711	4,575	3,045	3,158
Payments	7,200	8,172	7,894	7,356	8,595
Direct investment	(3,067)	(3,619)	(2,740)	(3,076)	(4,154)
Receipts	960	1,471	2,033	1,218	1,023
Payments	4,027	5,090	4,773	4,293	5,177
Income on equity and investment fund shares	(3,490)	(3,994)	(3,410)	(3,476)	(4,672)
Receipts	240	379	565	362	384
Payments	3,730	4,373	3,795	3,838	5,056
Dividends and withdrawals from income of quasi-corporations	(2,756)	(3,170)	(2,379)	(2,682)	(3,530)
Receipts	111	306	464	212	253
Payments	2,867	3,476	2,843	2,894	3,784
Reinvested earnings	(734)	(824)	(1,031)	(794)	(1,141)
Receipts	129	73	(101)	150	131
Payments	863	897	1,132	944	1,272
Interest	423	375	670	400	517
Receipts	720	1,092	1,468	855	639
Payments	297	717	798	455	121
Portfolio investment	(2,210)	(2,041)	(2,004)	(1,962)	(2,257)
Receipts	394	427	377	456	693
Payments	2,604	2,469	2,380	2,417	2,950
Income on equity and investment fund shares	(1,092)	(1,003)	(985)	(825)	(846)
Receipts	2	11	1	10	6
Payments	1,094	1,014	986	835	852
Dividends on equity excluding investment fund shares	(1,092)	(1,003)	(985)	(825)	(846)
Receipts	2	11	1	10	6
Payments	1,094	1,014	986	835	852
Interest	(1,119)	(1,038)	(1,019)	(1,136)	(1,411)
Receipts	391	416	375	446	687
Payments	1,510	1,455	1,394	1,582	2,098

	Primary Income
	2017	2018	2019	2020	2021(1)
	($ in millions)
Short term	(44)	(12)	(5)	(84)	(385)
Receipts	18	9	8	118	133
Payments	62	21	12	202	518
Long term	(1,075)	(1,026)	(1,014)	(1,052)	(1,026)
Receipts	373	408	367	328	555
Payments	1,447	1,434	1,381	1,380	1,581
Central Banks	(18)	(18)	(13)	(12)	(12)
Deposit-taking corporation, except the central bank	(49)	(65)	(143)	(143)	(138)
General government	(1,080)	(1,128)	(1,100)	(1,073)	(1,261)
Other sectors	72	185	242	176	384
Receipts	373	408	367	328	555
Payments	301	223	125	152	171
Other investment income	(214)	(15)	(192)	(381)	(331)
Receipts	355	598	639	264	136
Payments	569	613	831	645	467
Central banks	(5)	(10)	(12)	(4)	(1)
Receipts	0	0	0	0	0
Payments	5	10	12	4	1
Deposit-taking corporations, except the central bank	160	283	275	105	4
Receipts	230	379	420	196	115
Payments	70	96	145	91	111
General government	(281)	(347)	(467)	(374)	(206)
Other sectors	(88)	59	12	(108)	(129)
Receipts	125	219	219	69	21
Payments	213	160	207	176	150

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

In 2021, according to preliminary data, the primary income account recorded a surplus of $3.2 billion, a 21.4% decrease from the $4.1 billion surplus recorded in 2020. The lower surplus was primarily the result of a 31.7% increase in payments for income on equity and investment fund shares, from $3.8 billion recorded in 2020 to $5.1 billion recorded in 2021.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2017	2018	2019	2020	2021(1)
	($ in millions)
Total Secondary Income	26,153	26,818	27,949	27,386	29,461
Receipts	26,897	27,607	28,746	28,240	30,411
Payments	745	788	797	854	950
General Government	569	554	846	631	680
Receipts	636	583	883	671	719
Payments	67	29	37	39	39
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	25,584	26,264	27,103	26,754	28,781
Receipts	26,261	27,024	27,863	27,569	29,962
Payments	677	759	760	815	911
Personal transfers	24,795	25,421	26,256	26,259	27,767
Receipts	24,884	25,521	26,341	26,334	27,860
Payments	89	100	84	75	93
Other current transfers	789	844	846	496	1,014
Credit	1,377	1,502	1,523	1,236	1,832
Debit	588	659	676	740	818

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

In 2021, according to preliminary data, the secondary income account recorded a surplus of $29.5 billion, 7.6% higher than the $27.4 billion recorded in 2020. This increased surplus was due mainly to a 5.7% increase in personal transfers, consisting mainly of remittance inflows from non-resident overseas Filipino workers, from $26.3 billion recorded in 2020 to $27.8 billion recorded in 2021.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group.

	Imports of Goods by Commodity Group
	Annual						Growth Rates		January- September		Growth Rate	Percentage of Total Exports
Commodities	2016	2017	2018	2019	2020	2021(1)	2019	2020	2020	2021(1)	2021(1)	2016	2021(1)
							(%)				(%)	(%)
	($ in millions, except percentages)
Capital goods	28,746	31,469	35,285	37,434	29,752	25,881	6.1%	(20.5)	21,214	25,881	22.0	34.2	30.5
Raw materials and intermediate goods
Unprocessed raw materials	2,727	4,276	4,851	3,576	3,576	3,128	(26.3)	(8.7)	2,473	3,128	26.5	3.2	3.7
Semi-processed raw materials	29,310	32,662	39,979	37,041	32,893	31,662	(7.3)	(11.2)	24,082	31,662	31.5	34.8	37.3
Raw materials and intermediate goods	32,038	36,938	44,830	40,617	36,158	34,790	(9.4)	(11.0)	26,555	34,790	31.0	38.1	41.0

	Imports of Goods by Commodity Group
	Annual						Growth Rates		January- September		Growth Rate	Percentage of Total Exports
Commodities	2016	2017	2018	2019	2020	2021(1)	2019	2020	2020	2021(1)	2021(1)	2016	2021(1)
							(%)				(%)	(%)
	($ in millions, except percentages)
Mineral fuels and lubricants	7,969	10,796	14,041	13,362	7,635	9,731	(4.8)	(42.9)	5,686	9,731	71.1	9.5	11.5
Consumer goods
Durable	8,374	9,467	9,804	10,176	7,196	6,465	3.8	(29.3)	4,951	6,465	30.6	10.0	7.6
Non-durable	6,448	6,931	8,202	9,081	8,251	7,290	10.8	(9.2)	6,164	7,290	18.3	7.7	8.6

Total consumer goods	14,822	16,398	18,006	19,260	15,447	13,755	7.0	(19.8)	11,115	13,755	23.8	17.6	16.2
Special transactions(1)	533	493	680	920	820	728	35.2	(10.8)	576	728	26.4	0.6	0.9
Total imports	84,108	96,093	112,841	111,593	89,812	84,885	(1.1)	(19.5)	65,146	84,885	30.3	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Note:

(1)	Preliminary data for the nine months ended September 30, 2021. Excludes value of goods that do not involve change in ownership such as consigned, returned/replacement and temporarily imported goods.

The following table sets out the sources of the Philippines’ imports of goods by country.

	Import of Goods by Source/Origin						Percentage of Total Imports
Country/Region	2016	2017	2018	2019	2020	2021(1)	2016	2021(1)
								(%)
	($ millions)
North America(2)	8,095	8,582	9,007	8,781	7,555	6,230	9.6	7.3
United States	7,576	7,784	8,062	8,072	6,922	5,536	9.0	6.5
Europe(3)	7,694	7,848	10,854	11,117	8,052	6,704	9.1	7.9
European Union(4)	6,743	6,644	8,587	9,338	6,580	5,700	8.0	6.7
Asia(5)	62,474	71,879	83,184	84,186	69,460	66,418	74.3	78.3
Japan	9,882	10,912	10,818	10,580	8,616	8,030	11.7	9.5
People’s Republic of China	15,565	17,464	22,015	25,496	20,868	20,282	18.5	23.9
Hong Kong	2,492	2,715	3,046	3,598	2,784	2,454	3.0	2.9
South Korea	5,568	8,465	11,312	8,477	6,895	6,295	6.6	7.4
Singapore	3,824	3,973	4,316	3,832	3,775	5,190	4.5	6.1
Taiwan	5,185	5,090	5,500	4,753	4,683	4,187	6.2	4.9
Southeast Asia(6)	16,577	19,616	22,250	22,465	18,153	18,193	19.7	21.4
Oceania(7)	1,571	2,635	2,461	2,213	1,443	1,729	1.9	2.0
Middle East(8)	3,019	3,800	5,685	3,704	3,704	2,329	3.6	2.7
Others(9)	1,254	1,350	1,650	717	1,592	1,456	1.5	1.7

Total	84,108	96,093	112,841	111,593	89,812	84,866	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Based on preliminary data for the nine months ended September 30, 2021.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden, Romania, and the United Kingdom.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh, Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar, and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

Financial Account

The financial account is divided into four categories: direct investments, portfolio investments, financial derivative investments, and other investments.

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2017	2018	2019	2020	2021(1)
	($ in millions)
Total direct investment	(6,952)	(5,833)	(5,320)	(3,260)	(8,116)

Net acquisition of financial assets	3,305	4,116	3,351	3,562	2,402

Direct investor in direct investment enterprises	1,758	1,029	926	125	285
Placements	2,027	1,123	1,103	248	501
Withdrawals	270	94	178	123	216
Reinvestment of earnings	129	73	101	150	131
Debt instruments	1,419	3,014	2,325	3,287	1,986
Direct investor in direct investment enterprises	6	7	418	22	401
Direct investment enterprises in direct investor	1,413	3,007	1,907	3,265	1,584
Net incurrence of liabilities	10,256	9,949	8,671	6,822	10,518

Equity and investment fund shares	4,261	3,242	3,427	2,651	2,991
Direct investor in direct investment enterprises	3,398	2,346	2,295	1,706	1,718
Placements	3,885	2,935	3,002	2,099	2,118
Withdrawals	487	590	706	392	399
Reinvestment of earnings	863	897	1,132	944	1,272
Debt instruments	5,996	6,706	5,244	4,172	7,527
Direct investor in direct investment enterprises	5,856	6,367	4,500	3,868	7,153
Direct investment enterprises in direct investor	140	339	744	304	374

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2017	2018	2019	2020	2021(1)
	($ in millions)
Portfolio Investment	2,454	1,448	(2,474)	(1,680)	8,046
Net acquisition of financial assets	1,658	4,740	2,402	6,567	6,599
Equity and investment fund shares	743	85	702	1,014	836
Central banks	0	0	0	0	0
Deposit-taking corporations, except the central bank	(9)	(42)	81	2	(35)
Other sectors	752	127	622	1,012	871
Debt securities	915	4,655	1,700	5,553	5,762
Central bank	32	(5)	95	1,378	3,414
Deposit-taking corporations, except the central bank	445	3,190	1,983	1,985	(1,414)
Other sectors	437	1,471	(379)	2,190	3,763
Net incurrence of liabilities	(796)	3,292	4,876	8,246	(1,448)
Equity and investment fund shares	496	(1,031)	1,764	(2,541)	804
Deposit-taking corporations, except the central bank	0	(487)	(99)	(739)	803
Other sectors	495	(544)	1,863	(1,802)	1
Debt securities	(1,292)	4,324	3,112	10,787	(2,251)
Central bank	(15)	1	(6)	(24)	(7)
Deposit-taking corporations, except the central bank	214	1,491	1,304	424	(1,069)
General government	(299)	3,111	600	6,094	229
Other sectors	(1,192)	(280)	1,214	4,294	(1,404)

Source: Bangko Sentral.

Note:

(1)	Preliminary data.

From 2017 to 2021, the Government did not engage in derivative transactions with non-resident counterparties for either hedging or speculative purposes. However, Bangko Sentral occasionally engages in derivative instrument transactions such as options, forwards, and swaps for purposes of managing risk and enhancing yield.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2017	2018	2019	2020	2021(1)
	($ in millions)
Total other investment	1,750	(4,894)	(67)	(1,767)	(6,268)

Net acquisition of financial assets	2,257	(654)	2,417	3,953	376

Currency and deposits	1,542	(1,430)	1,019	2,673	(905)
Deposit-taking corporations, except the central bank	517	(891)	787	1,240	184
Other sectors	1,025	(539)	232	1,433	(1,089)
Loans	629	425	1,210	1,174	1,165
Deposit-taking corporations, except the central bank	629	425	1,210	1,174	1,165

Trade credits and advances(2)	90	344	188	118	141
Other accounts receivable	(4)	7	0	(12)	(26)
Net incurrence of liabilities	508	4,240	2,484	5,720	6,644

Currency and deposits	654	121	169	(333)	380
Loans	(676)	3,560	2,111	6,462	3,492
Deposit-taking corporations, except the central bank	37	1,722	267	(3,260)	(1,166)
Long-term	—	—	—	—	—
Short-term	37	1,722	267	(3,260)	(1,166)
General government	223	873	1,463	7,334	3,998
Long-term drawings	1,382	2,065	2,627	8,517	5,167
Long-term repayments	1,158	1,192	1,164	1,182	1,169
Other sectors	(937)	965	382	2,387	661
Long-term	(558)	687	263	1,932	403
Drawings	2,386	3,049	2,219	3,507	2,084
Repayments	2,945	2,363	1,956	1,576	1,681
Short-term	(378)	278	118	456	258

Trade credits and advances	476	720	117	(787)	201
Other accounts payable – other	55	(162)	87	378	(202)

Source: Bangko Sentral.

Notes:
(1)	Preliminary data.
(2)	All trade credits are short-term credits in non-governmental sectors.

In 2021, according to preliminary data, the financial account recorded a 0.5% increase in net inflows, with the level broadly unchanged at $6.9 billion compared to the level recorded in 2020. The net inflows of direct investments grew by 149.0% from $3.3 billion in 2020 to $8.1 billion in 2021, while net inflows from other investments grew by 354.8% from $1.8 billion 2020 to $6.3 billion in 2021. On the other hand, net outflows for portfolio investments reached $8.0 billion in 2021, a reversal from the $1.7 billion inflow in 2020.

Foreign Direct Investment

The following table sets out foreign direct investments in the Philippines by industry.

	Net Foreign Direct Investment by Industry(1)
Industry	2017	2018	2019	2020	2021(2)
	($ in millions)
Total equity other than reinvestment of earnings, net	3,397.9	2,345.6	2,295.2	1,706.3	1,718.4
Agriculture, forestry and fishing	20.0	0.9	0.4	0.0	0.3
Mining and quarrying	8.9	5.0	1.4	0.6	6.0
Manufacturing	1,181.8	1,094.9	303.2	754.0	550.8
Electricity, gas, steam and air conditioning supply	1,388.0	199.2	307.3	(38.3)	485.9
Water supply, sewerage, waste management and remediation activities	1.3	0.4	5.8	4.7	(8.5)
Construction	162.4	42.7	66.0	99.8	51.8
Wholesale and retail trade and repair of motor vehicles and motorcycles	83.1	(18.0)	(180.7)	93.4	51.7
Transportation and storage	49.5	11.2	104.8	102.9	34.5
Accommodation and food service activities	(38.4)	6.7	20.6	7.8	10.2
Information and communication	38.3	15.9	357.1	130.0	53.1
Financial and insurance activities	141.5	454.2	949.7	230.5	269.1
Real estate activities	247.8	294.2	250.4	187.9	139.5
Professional, scientific and technical activities	66.0	15.0	8.1	24.4	45.7
Administrative and support service activities	(5.6)	22.1	59.5	90.7	12.7
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.0
Education	1.4	0.3	1.5	0.8	7.3
Human health and social work activities	23.9	2.0	32.2	14.3	4.6
Arts, entertainment and recreation	27.8	198.4	9.1	2.8	3.3
Other service activities	0.1	0.5	(1.0)	0.1	0.3
Others, not elsewhere classified(3)	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	862.6	896.6	1,132.0	944.2	1,272.3
Debt instruments	5,995.9	6,706.4	5,244.2	4,171.6	7,527.4

Total	10,256.4	9,948.6	8,671.4	6,822.1	10,518.0

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refer to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country.

	Net Foreign Direct Investment by Country(1)
	2016	2017	2018	2019	2020	2021(2)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	2,592.1	3,397.9	2,345.6	2,295.2	1,706.3	1,718.4
Japan	1,088.4	72.1	85.6	304.7	720.5	581.2
North America(3)	79.1	467.7	177.3	292.8	158.6	141.6
United Kingdom	(203.4)	9.4	43.2	9.1	43.3	15.8
European Union(4)	118.1	1,786.7	355.2	351.5	277.4	25.7
Other Europe(5)	5.3	14.1	1.1	22.0	4.5	6.2
Asia(6)	22.9	110.0	210.4	283.6	70.6	17.5
Asia Newly Industrialized Economies (ANIES)(7)	918.2	203.8	490.2	288.2	98.2	102.6
ASEAN(8)	269.4	725.5	1,070.2	662.2	295.8	794.5
Australia and New Zealand	6.3	(2.8)	(105.9)	(1.9)	(3.8)	(7.6)
Central and South America(9)	77.9	7.4	37.5	5.6	2.8	2.5
Others	6.6	13.4	37.4	77.4	37.2	38.2
International organization	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings(10)	710.2	862.6	896.6	1,132.0	944.2	1,272.3
Debt instruments(10)	4,977.3	5,995.9	6,706.4	5,244.2	4,171.6	7,527.4

Total	8,279.6	10,256.4	9,948.6	8,671.4	6,822.1	10,518.0

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e. net intercompany borrowings)).

(2)	Preliminary data.
(3)	Includes the United States and Canada.
(4)

The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 1, 2021 were revised to reflect the United Kingdom’s exit from the European Union.

(5)	Includes Albania, Belarus, Croatia, Gibraltar, Iceland, Liechtenstein, Norway, Romania, Russian Federation, Switzerland and Ukraine.
(6)	Includes China, India, Pakistan and Western, Central, South and East Asia except South Korea, Hong Kong, Taiwan and ASEAN countries.
(7)	Includes South Korea, Hong Kong and Taiwan.
(8)	Includes Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Singapore, Thailand and Vietnam.
(9)	Includes Argentina, Brazil, Mexico, Panama and other Central and South American countries.
(10)	Country breakdowns for debt instruments are not available.

In 2021, according to preliminary data, net inflows of foreign direct investment were $10.5 billion, 54.2% higher than the $6.8 billion recorded in 2020. The higher inflows were mainly due to an 80.4% increase in net debt instruments, from $4.2 billion in 2020 to $7.5 billion in 2021. Net investments in electricity, gas, steam, and air conditioning supply reversed from a net outflow of $38.3 million in 2020 to a net inflow of $485.9 million in 2021. Net investments in financial and insurance activities increased from a net inflow of $230.5 million in 2020 to a net inflow of $269.1 million in 2021. These were partially offset by a decrease in net investments in manufacturing activities from a net inflow of $754.0 million in 2020 to a net inflow of $550.8 million in 2021.

The contribution of new equity investments to net inflows of foreign direct investment remained broadly the same at $1.7 billion. Foreign direct investment increased primarily as a result of increases in new equity investments of foreign direct investment from ASEAN to an inflow of $794.5 million in 2021 from $295.8 million in 2020. These were partially offset by decreases in net inflows from the European Union from a net inflow of $277.4 million in 2020 to a net inflow of $25.7 million in 2021. Reinvestment of earnings in the Republic increased to $1.3 billion in 2021, compared with $944.2 million in 2020.

International Reserves

The following table sets out the gross international reserves of Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
Sector	2017	2018	2019	2020	2021	2022(4)
	($ in millions, except months and percentages)
Reserve position in the IMF(1)	424	474	590	813.1	801.6	798.9
Gold	8,337	8,154	8,016	11,605.3	9,332.8	9,585.0
SDRs	1,211	1,184	1,182	1,232.9	3,938.9	3,934.5
Foreign investments	65,815	66,733	75,304	93,644.5	91,624.5	93,107.5
Foreign exchange(2)	5,783	2,650	2,748	2,821.6	3,096.6	554.4

Total	81,570	79,193	87,840	110,117.4	108,794.4	107,980.2

Total as number of months of imports of goods and services	7.8	6.9	7.6	12.3	10.3	10.2
Total as a % of short-term debt(3)
Original maturity	571	493	511	775	844	838
Residual maturity	419	365	397	502	575	584

Source: Bangko Sentral.

Notes:

(1)	The reserve position in the IMF refers to the country’s claim on the IMF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.
(2)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(3)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium- and long-term loans of the public and private sectors due within the next 12 months.

(4)	Preliminary data as of February 28, 2022.

As of December 31, 2021, gross international reserves were $108.8 billion, a decrease from the $110.1 billion recorded as of December 31, 2020. This decrease was mainly due to a decrease of $2.3 billion in gold reserves to $9.3 billion as of December 31, 2021 from $11.6 billion as of December 31, 2020. The level of gross international reserves as of December 31, 2021 was sufficient to cover approximately 10.3 months of imports of goods and payments of services and income, and was equivalent to 8.4 times the Republic’s short-term debt based on original maturity and 5.8 times based on residual maturity. Net international reserves at the end of December 2021 were $108.8 billion.

As of February 28, 2022, gross international reserves were $107.9 billion, an increase from the $105.2 billion recorded as of February 28, 2021. This increase was mainly due to an increase of $2.4 billion in foreign investments to $93.1 billion as of February 28, 2022 from $90.7 billion as of February 28, 2021. The level of gross international reserves as of February 28, 2022 was sufficient to cover approximately 10.2 months of imports of goods and payments of services and income, and was equivalent to 8.4 times the Republic’s short-term debt based on original maturity and 5.8 times based on residual maturity. Net international reserves at the end of February 2022 were $107.9 billion.

Monetary System

Monetary Policy

Preliminary data indicates that total assets were ₱7,989.6 billion as of November 30, 2021, an increase from the ₱7,340.3 billion recorded as of November 30, 2020.

Money Supply

The following table presents certain information regarding the Philippines’ money supply. In July 2013, Bangko Sentral adopted a new system for compiling and reporting monetary statistics called the SRF format as part of Bangko Sentral’s adherence to international best practices in statistical compilation. The adoption of the SRF system did not result in any change to overall monetary balances. However, Bangko Sentral has, in connection with the adoption of the SRF, also implemented certain recommendations from the IMF pertaining to the inclusion of unsecured subordinated debt and accrued interest expense, which has given rise to minor changes in amounts previously reported.

	Money Supply (SRF-based)
	As of December 31,
	2017	2018	2019	2020	2021	2022(1)
	(₱ in billions, except percentages)
M1(2)
Currency in circulation	1,047.6	1,231.8	1,395.8	1,731.8	1,877.7	1,806.3
Current account deposits	2,503.3	2,657.2	3,104.5	3,724.1	4,323.1	4,354.8
Total	3,550.8	3,889.0	4,500.3	5,455.9	6,200.8	8,609.2
percentage increase(3)	15.7%	9.5%	15.7%	21.2%	8.4%	10.7	%(6)
M2(4)	10,202.3	11,080.2	12,293.2	13,564.2	14,763.3	14,770.3
percentage increase(3)	11.6%	8.6%	10.9%	10.3%	8.8%	10.9	%(6)
M3(5)	10,636.1	11,643.0	12,976.3	14,222.0	15,254.0	15,317.3
percentage increase(3)	11.9%	9.5%	11.5%	9.6%	7.3%	9.8	%(6)

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)	Preliminary data as of January 31, 2022.
(2)	Consists of currency in circulation and demand deposits.
(3)	Period-on-period.
(4)	Consists of M1, savings deposits, and time deposits.
(5)	Consists of M2 and deposit substitutes.
(6)	Compared to January 31, 2021.

As of December 31, 2021, according to preliminary data, the Republic’s money supply (M3) was ₱15.3 trillion, an increase of 7.3% from the ₱14.2 trillion as of December 31, 2020. This growth in money supply was driven mainly by the increase in domestic claims, which increased by 7.7% compared to the level as of December 31, 2020. This increase was primarily driven by an increase in net claims on Central Government, which increased by 22.1% compared to the level as of December 31, 2020. Bangko Sentral’s net foreign asset position increased by 6.5% to ₱6.5 trillion as of December 31, 2021 and the net foreign asset position of other depository corporations also increased by 16.0% to ₱0.9 trillion as of December 31, 2021.

As of January 31, 2022, according to preliminary data, the Republic’s money supply (M3) was ₱15.3 trillion, an increase of 9.8% from the ₱14.0 trillion as of January 31, 2021. This growth in money supply was driven mainly by the increase in domestic claims, which increased by 9.6% compared to the level as of January 31, 2021. This increase was primarily driven by an increase in net claims on state and local governments, which increased by 26.0% compared to the level as of January 31, 2021. Bangko Sentral’s net foreign asset position increased by 6.2% to ₱6.4 trillion as of January 31, 2022 and the net foreign asset position of other depository corporations also increased by 10.4% to ₱0.9 trillion as of January 31, 2022.

Foreign Exchange System

The following table sets out exchange rate information between the peso and the U.S. dollar.

	Exchange Rates of Peso per U.S. Dollar(1)
Year	Period End	Period Average(1)
2017	49.923	50.404
2018	52.724	52.661
2019	50.744	51.796
2020	48.036	48,064
2021	50.774	50.248
2022(2)	51.291	51.281

Source: Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.

In 2021, the average exchange rate was ₱50.248 per U.S. dollar, compared to ₱48.064 per U.S. dollar in 2020. The weakening of the peso against the U.S. dollar in 2021 was primarily attributable to prospects of earlier U.S. monetary policy normalization as well as uncertainties in growth outlook due to the ongoing health crisis.

(2)	Preliminary data as of and for the period ended February 28, 2022.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution.

	Total Resources of the Financial System(1)
	As of December 31,
	2017(2)	2018	2019	2020	2021(3)		2022(6)
	(₱ in billions)
Banks
Universal/Commercial banks	14,053.8	15,691.5	17,216.1	18,527.4	19,761		19,905
Thrift banks	1,213.9	1,293.2	1,203.9	1,192.1	1,338		1,309
Rural banks	256.5	273.9	291.5	308.4	334	(5)	334	(5)

Total banks	15,524.3	17,258.6	18,711.5	20,027.9	21,433		21,548

Non-bank financial institutions(4)	3,739.8	3,834.7	4,248.7	4,292.5	4,504	(5)	4,504	(5)

Total assets	19,264.1	21,093.3	22,960.2	24,320.4	25,937		26,052

Source: Bangko Sentral.

Notes:

(1)	Excludes assets of Bangko Sentral. The amounts presented here include allowance for probable losses.
(2)	Data was revised starting end-March 2017 to include Other Financial Corporations (OFC) data.
(3)	Preliminary data.

(4)

Includes Investment Houses, Finance Companies, Investment Companies, Securities Dealers/Brokers, Pawnshops, Lending Investors, Non Stocks Savings and Loan Associations, Credit Card Companies (which are under Bangko Sentral supervision), and Private and Government Insurance Companies (i.e. SSS and GSIS).

(5)	As of September 30, 2021.
(6)	Preliminary data as of February 28, 2022.

Structure of the Financial System

The following table sets out the outstanding loans of universal and commercial banks classified by sector and their percentages by sector are net of BSP Reverse Repurchase Agreements.

	Universal and Commercial Banks’ Outstanding Loans by Sector(1)
	As of December 31,
	2019		2020		2021		2022(2)
	(₱ in millions, except percentages)
Total	9,242,993	100.0%	9,176,397	100.0%	9,613,112	100.0%	9,697,700	100.0%
Agriculture, Forestry and Fishing	221,873	2.4%	211,383	2.3%	200,563	2.1%	192,079	2.0%
Mining and Quarrying	47,974	0.5%	43,454	0.5%	37,335	0.4%	35,841	0.4%
Manufacturing	1,048,724	11.3%	993,213	10.8%	1,088,763	11.3%	1,077,552	11.1%
Electricity, Gas, Steam & Air conditioning Supply	1,006,431	10.9%	1,043,966	11.4%	1,046,386	10.9%	1,047,738	10.8%
Water Supply, Sewerage, Waste Management and Remediation Activities	106,010	1.1%	103,685	1.1%	109,717	1.1%	110,156	1.1%
Construction	368,663	4.0%	375,630	4.1%	383,537	4.0%	365,527	3.8%
Wholesale & Retail Trade, Repair of Motor Vehicles and Motorcycles	1,193,922	12.9%	1,112,621	12.1%	1,125,824	11.7%	1,103,358	11.4%
Accommodation and Food Services Activities	153,708	1.7%	162,357	1.8%	150,738	1.6%	150,021	1.5%
Transportation and Storage	287,949	3.1%	302,212	3.3%	329,980	3.4%	327,265	3.4%
Information and Communication	357,270	3.9%	376,132	4.1%	481,955	5.0%	485,192	5.0%
Financial and Insurance Activities	923,805	10.0%	881,006	9.6%	970,642	10.1%	952,628	9.8%
Real Estate Activities	1,677,815	18.2%	1,768,134	19.3%	1,930,902	20.1%	2,053,761	21.2%
Professional, Scientific and Technical Activities	68,139	0.7%	54,574	0.6%	57,774	0.6%	59,141	0.6%
Administrative and Support Services Activities	41,558	0.4%	37,621	0.4%	31,092	0.3%	31,598	0.3%
Public Administration and Defense; Compulsory Social Security	142,380	1.5%	144,647	1.6%	152,603	1.6%	151,093	1.6%
Education	42,850	0.5%	39,927	0.4%	34,783	0.4%	34,892	0.4%
Human Health and Social Work Activities	59,890	0.6%	89,340	1.0%	93,228	1.0%	94,659	1.0%
Arts, Entertainment and Recreation	146,781	1.6%	150,136	1.6%	162,356	1.7%	161,736	1.7%
Other Service Activities	100,196	1.1%	65,011	0.7%	67,822	0.7%	74,058	0.8%
Activities of Households as Employers, Undifferentiated Goods & Services Producing Activities of Households for Own Use	79,794	0.9%	86,262	0.9%	67,332	0.7%	67,581	0.7%
Others(3)	1,433,022	15.1%	1,400,847	14.8%	1,368,848	14.2%	1,404,695	14.5%

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of February 28, 2022.
(3)	Includes loans to individuals for household consumption purposes, loans under Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

Non-Performing Loans

In view of the effects of the COVID-19 pandemic, the Bayanihan to Heal As One Act mandated, among other things, the grant of debt repayment moratorium to borrowers in the Republic. As a result of the Bayanihan to Heal as One Act and the disruptive economic impact of the COVID-19 pandemic, the Philippine banking industry has experienced a significant increase in non-performing loans (“NPLs”) between December 31, 2019 and September 30, 2021. The full implementation of the Financial Institutions Strategic Transfer (“FIST”) Act in February 2021 is seen to reinforce banks’ capital and liquidity position by allowing them to dispose non-performing assets to FIST Corporations, special purpose vehicles and eligible individuals. Moreover, the FIST Act is expected to enhance the financial institutions’ risk-bearing capacity and strengthen their capability to provide financial services to productive sectors of the economy.

The following table provides information regarding NPLs for universal and commercial banks for the periods indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank
	As of December 31,
	2017	2018	2019	2020	2021	2022(1)
	(₱ in billions, except percentages)
Private Domestic Universal banks
Total loans	6,041.0	6,881.3	7,682.5	7,711.6	8,061.1	8,122.4
Non-performing loans	72.0	84.1	111.9	244.6	290.8	310.9
Ratio of non-performing loans to total loans	1.2%	1.2%	1.5%	3.2%	3.6%	3.8%
Other Private Commercial banks(2)
Total loans	309.8	345.1	360.2	361.0	387.0	388.5
Non-performing loans	8.7	9.5	11.0	17.6	19.7	21.1
Ratio of non-performing loans to total loans	2.8%	2.8%	3.1%	4.9%	5.1%	5.4%
Government banks(3)
Total loans	968.3	1,196.4	1,305.9	1,321.3	1,434.5	1,424.5
Non-performing loans	12.5	15.6	28.6	36.3	55.1	57.3
Ratio of non-performing loans to total loans	1.3%	1.3%	2.2%	2.8%	3.8%	4.0%
Foreign banks(4)
Total loans	548.1	595.0	605.4	525.5	574.5	519.2
Non-performing loans	4.3	4.3	5.0	10.2	6.1	6.8
Ratio of non-performing loans to total loans	0.8%	0.7%	0.8%	2.0%	1.1%	1.3%
Total loans	7,867.1	9,017.8	9,954.0	9,919.5	10,457.1	10,454.7
Total non-performing loans	97.5	113.5	156.5	308.8	371.6	396.2
Ratio of non-performing loans to total loans	1.2%	1.3%	1.6%	3.1%	3.6%	3.8%

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of January 31, 2022.
(2)	Consists of two foreign bank subsidiaries.
(3)	Consists of the LBP, the DBP and Al-Amanah Islamic Investment Bank of the Philippines.
(4)	Consists of 24 foreign banks and excludes two foreign banks’ subsidiaries.

As of December 31, 2021, the gross non-performing loan ratio was 3.6%, which was higher than the ratio of 3.1% recorded as of December 31, 2020. Non-performing loans increased by 20.3% to ₱371.6 billion as of

December 31, 2021 from the ₱308.8 billion recorded as of December 31, 2020, primarily due to the effects of the ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers which resulted in declining asset quality and tempered credit growth. The banking system’s total loan portfolio increased by 5.4% to ₱10,457.1 billion as of December 31, 2021 from the ₱9,919.5 billion recorded as of December 31, 2020.

As of January 31, 2022, the gross non-performing loan ratio was 3.8%, which was higher than the ratio of 3.2% recorded as of January 31, 2021. Non-performing loans increased by 28.9% to ₱396.2 billion as of January 31, 2022 from the ₱307.2 billion recorded as of January 31, 2021, primarily due to the effects of the ongoing global COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers which resulted in declining asset quality and tempered credit growth. The banking system’s total loan portfolio increased by 8.0% to ₱10,454.7 billion as of January 31, 2022 from the ₱9,677.8 billion recorded as of January 31, 2021.

Monetary Regulation

On February 17, 2022, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 2.0%. The interest rates on the overnight deposit and lending facilities were likewise kept at 1.5% and 2.5%, respectively.

The Philippine Securities Markets

History and Development

As of March 1, 2022, the Philippine Stock Exchange had 279 listed companies and 126 active trading participants.

Government Securities Market

As of December 31, 2021, outstanding Government securities amounted to ₱8.2 trillion, 53.3% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

As of January 31, 2022, outstanding Government securities amounted to ₱177.2 million, 45.2% of which were issuances of treasury bills and fixed rate treasury bonds.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

	Government Revenues and Expenditures(1)
	Actual						Budget
	2017	2018	2019	2020	2021	2022(2)	2020	2021
	(₱ in billions, except percentages)
Cash Revenues
Tax revenues:
Bureau of Internal Revenue	1,772.3	1,951.9	2,175.5	1,951.0	2,078.1	195.8	1,685.7	2,081.2
Bureau of Customs	458.2	593.1	630.3	537.7	643.6	58.4	506.2	616.7
Other Government offices(3)	20.2	20.9	22.0	15.7	21.0	1.2	13.3	16.9

Total tax revenues	2,250.7	2,565.8	2,827.8	2,504.4	2,742.7	255.3	2,205.2	2,714.8
As a percentage of GDP (at current market prices)	13.6%	14.0%	14.5%	14.0%	14.1%	N/A	12.3%	14.0%

	Government Revenues and Expenditures(1)
	Actual						Budget
	2017	2018	2019	2020	2021	2022(2)	2020	2021
	(₱ in billions, except percentages)
Non-tax revenues:
Bureau of the Treasury income	99.9	114.2	146.5	219.7	125.3	10.9	213.3	74.7
Fees and charges	40.8	52.7	55.4	23.1	31.7	1.9	38.1	31.2
Privatizations	0.8	15.7	0.8	0.5	0.3	0.0	0.5	0.5
Others (including Foreign grants)	80.9	101.8	106.9	108.3	85.4	10.0	62.8	60.3

Total non-tax revenues	222.4	284.3	309.4	351.3	262.5	22.8	314.6	166.7

Total revenues	2,473.1	2,850.2	3,137.5	2,856.0	3,005.5	278.1	2,519.8	2,881.5

Expenditures
Allotment to local government units	530.2	575.7	618.0	804.5	892.7	79.9	621.6	655.8
Interest payments
Foreign	100.1	106.0	110.6	101.4	96.1	24.8	122.0	142.6
Domestic	210.5	243.2	250.3	279.1	333.3	40.8	299.3	389.0

Total interest payments	310.5	349.2	360.9	380.4	429.4	65.6	421.3	531.5

Tax expenditures	8.3	21.6	27.3	33.1	36.7	3.4	14.7	14.5
Subsidy	131.1	136.7	201.5	230.4	184.8	2.9	244.1	231.4
Equity and net lending	1.1	8.9	20.4	34.9	65.4	1.0	78.1	85.5
Others	1,842.5	2,316.5	2,569.6	2,745.4	3,066.6	149.7	2,955.4	3,218.5

Total expenditures	2,823.8	3,408.4	3,797.7	4,227.4	4,675.6	301.5	4,335.2	4,737.1

Surplus/(Deficit)	(350.6)	(558.3)	(660.2)	(1,371.4)	(1,670.1)	(23.4)	(1,815.4)	(1,855.6)
Financing
Net domestic borrowings	731.4	591.5	691.5	1,898.4	1,920.6	345.6	2,134.8	1,940.6
Gross domestic borrowings	733.6	594.5	693.8	1,998.7	2,010.6	345.6	2,137.7	2,491.0
Less: Amortization	2.2	2.9	2.4	100.3	89.9	148.4	2.9	550.4
Net foreign borrowings	27.6	191.8	184.8	600.8	331.5	91.7	610.8	332.5

Total net financing requirement	758.9	783.3	876.3	2,499.2	2,252.1	437.2	2,475.7	2,273.1

Change in cash	255.4	(52.7)	(224.6)	701.7	66.1	468.7

Sources: Bureau of the Treasury; Department of Finance; Department of Budget and Management.

Notes:

(1)

Follows the GFSM 2014 concept wherein reporting of debt amortization reflect the actual principal repayments to creditor including those serviced by the Bond Sinking Fund; while financing includes gross proceeds of liability management transactions such as bond exchange.

(2)	Preliminary data as of January 31, 2022.
(3)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office, and other Government entities.

In 2021, total Government revenues were ₱3,005.5 billion, a 5.2% increase over the ₱2,856.0 billion recorded in 2020. Bureau of Internal Revenue revenues were ₱2,078.1 billion, a 6.5% increase from the ₱1,951.0 recorded in 2020. The Bureau of Customs recorded collections of ₱643.6 billion, a 19.7% increase over the ₱537.7 billion recorded in 2020. Other tax revenues were ₱21.0 billion, a 33.8% increase over the ₱15.7 billion recorded in 2020.

In 2021, total Government expenditures were ₱4,675.6 billion, a 10.6% increase over the ₱4,227.4 billion recorded in 2020. This was due to the Government’s continued efforts to contain the COVID-19 pandemic.

In the month ended January 31, 2022, total Government revenues were ₱278.1 billion, a 6.7% increase over the ₱260.7 billion recorded as of January 31, 2021. Bureau of Internal Revenue revenues were ₱195.8 billion, a

7.5% increase from the ₱182.1 recorded as of January 31, 2021. The Bureau of Customs recorded collections of ₱58.4 billion, a 23.5% increase over the ₱47.3 billion recorded as of January 31, 2021. Other tax revenues were ₱1.2 billion, a 25.0% decrease over the ₱1.6 million recorded as of January 31, 2021.

In the month ended January 31, 2022, total Government expenditures were ₱301.5 billion, a 9.7% increase over the ₱274.8 billion recorded as of January 31, 2021. This was due to the Government’s continued efforts to contain the COVID-19 pandemic.

The Government Budget

2022 Budget

On December 30, 2021, President Duterte signed into law Republic Act No. 11639, or the General Appropriations Act for 2022. The 2022 budget set program expenditures at ₱5.024 trillion, 11.5% higher than the ₱4.5 trillion 2021 budget.

The 2022 budget is the Republic’s main fiscal stimulus that will fund programs, activities, and/or projects which focus on building resilience amidst the COVID-19 pandemic, sustaining the momentum towards recovery, and continuing the legacy of infrastructure development. The Department of Education received the highest allocation in the 2022 budget with ₱788.5 billion, followed by the Department of Public Works and Highways, which received ₱786.6 billion.

Government Financing Initiatives

The following are the major program loans approved by creditor agencies or availed of by the Government from 2016 to September 5, 2021.

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Second Disaster Risk Management Development Policy Loan with a Catastrophe Deferred Drawdown Option	WB	500 million	January 2016
Social Protection Support Project, Additional Financing	ADB	400 million	April 2016
Social Welfare Development and Reform Project 2	WB	450 million	April 2016
Disaster Risk Reduction and Management Facility	Agence Française de Développement	EUR 50 million	April 2016
Local Government Finance and Fiscal Decentralization Reform Program, Subprogram 2	ADB	250 million	December 2016
Local Government Finance and Fiscal Decentralization Reform Program, Subprogram 2	Agence Française de Développement	EUR 100 million	October 2017
Facilitating Youth School-To-Work Transition Program, Subprogram 1	ADB	300 million	November 2017
Encouraging Investment through Capital Market Reform, Subprogram 2	ADB	EUR 300 million	December 2017
Expanding Private Participation in Infrastructure Program, Subprogram 2	ADB	300 million	August 2018
Inclusive Finance Development Program (Subprogram 1)	ADB	474 million	October 2018

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Emergency Assistance for Reconstruction and Recovery of Marawi	ADB	300 million	December 2018
Secondary Education Support Program	ADB	300 million	June 2018
Improving Fiscal Management Project	WB	450 million	March 2019
Social Welfare Development and Reform Project II (Additional Financing)	WB	300 million	June 2019
Local Governance Reform Program (Subprogram 1)	ADB	300 million	December 2019
Facilitating Youth School-to-Work Transition Program (Subprogram 2)	ADB	400 million	December 2019
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Sub-program 1 DPL	WB	400 million	December 2019
COVID-19 Active Response and Expenditure Support Program	ADB	1,500 million	April 2020
Social Protection Support Project	ADB	200 million	April 2020
Third Disaster Risk Management Development Policy Loan	WB	500 million	April 2020
Support to Capital Market Generated Infrastructure Financing, Subprogram 1	ADB	400 million	June 2020
Expanded Social Assistance Program	ADB	500 million	June 2020
COVID-19 Active Response and Expenditure Support Program	AIIB	750 million	June 2020
Expanding Private Participation in Infrastructure Program, Subprogram 2	Agence Française de Développement	EUR 150 million	June 2020
Inclusive Finance Development Program, Subprogram 2	Agence Française de Développement	EUR 100 million	June 2020
Emergency COVID-19 Response Development Policy Loan	WB	500 million	June 2020
COVID-19 Crisis Response Emergency Support Loan	Japan International Cooperation Agency	YEN 50 billion	July 2020
Competitive and Inclusive Agriculture Development Program, Subprogram 1	ADB	400 million	August 2020
Inclusive Development Program, Subprogram 2	ADB	300 million	August 2020
Disaster Resilience Improvement Program	ADB	500 million	September 2020
Post Disaster Standby Loan (Phase 2)	Japan International Cooperation Agency	YEN 50 billion	September 2020
Philippines Beneficiary FIRST Social Protection Project	WB	600 million	November 2020
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 2 Development Policy Loan	WB	600 million	December 2020
Philippines First Financial Sector Reform Development Policy Loan	WB	400 million	December 2020
Facilitating Youth School-to-Work Transition Program, Subprogram 3	ADB	400 million	December 2020

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Provisional Additional Financing and Amending and Restating the Original Loan
Agreement for Philippines COVID-19 Emergency Response Project	International Bank for Reconstruction and Development	500 million	March 2021
Second Health System Enhancement to Address and Limited COVID-19 under the Asia Pacific Vaccine Access Facility (HEAL 2)	ADB	400 million	March 2021
Second Health System Enhancement to Address and Limited COVID-19 under the Asia Pacific Vaccine Access Facility (HEAL 2)	ADB	300 million	March 2021
Second Additional Financing for Philippine Rural Development Project	International Bank for Reconstruction and Development	280 million	July 2021
Philippines First Financial Sector Reform Development Policy Loan	WB	400 million	August 2021
Facilitating Youth School-to-Work Transition Program, Subprogram 3	ADB	400 million	August 2021

Source: International Finance Group, Department of Finance.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021(3)	2022(4)
	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(5)	6,337,111	6,797,270	7,240,159	8,838,966	10,932,406	10,985,104
Domestic	4,125,941	4,281,605	4,636,469	5,738,647	7,374,271	7,323,220
External (US$)	44,261	47,860	51,252	64,562	69,803	71,612
Short-term debt(6)
Domestic	314,369	494,306	491,131	956,040	796,143	744,568
Total debt	6,652,430	7,292,500	7,731,290	9,795,006	11,728,549	12,029,672

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Preliminary data.
(4)	Preliminary data as of January 31, 2022.
(5)	Debt with original maturities of one year or longer.
(6)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021(3)	2022(5)
	(₱ in millions)
Loans
Assumed(4)	792	792	792	792	0	0

Total loans	948	948	948	948	156	300,156

Securities
Treasury bills	314,369	494,306	486,170	949,479	796,143	744,568
Treasury notes/bonds	4,125,942	4,281,605	4,640,482	5,744,260	7,374,115	7,232,064

Total securities	4,440,312	4,775,911	5,127,600	6,694,687	8,170,414	8,367,788

Total debt	4,441,260	4,776,859	7,731,290	9,795,006	11,728,549	12,029,672

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Preliminary data. Amounts were translated into U.S. dollars based on the exchange rate of 50.974 ₱/US$.
(4)	Assumed loans of the Development Bank of the Philippines, the National Development Company and the Philippine National Bank.
(5)	Preliminary data as of January 31, 2022. Amounts were translated into U.S. dollars based on the exchange rate of 51.135 ₱/US$.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021(3)	2022(4)
	($ in millions)
Loans:
Multilateral	10,709	11,726	12,793	19,275	22,574	24,353
Bilateral	6,238	6,289	6,484	8,042	8,308	8,382
Commercial	10	7	5	2	1	1
Total loans	16,957	18,022	51,252	27,319	30,883	32,736
Securities:
Eurobonds	0	0	841	2,387	4,609	4,566
Yen Bonds	891	2,316	3,184	2,388	1,687	1,691
Philippine Peso Notes	2,596	2,467	2,553	2,700	1,679	1,673
Chinese Yuan Bonds	—	212	569	607	392	393
U.S. dollar Bonds	23,817	24,842	24,823	29,161	30,553	30,553

Total securities	27,304	29,838	31,970	37,243	38,920	38,876

Total	44,261	47,860	51,252	64,562	69,803	71,612

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Preliminary data.
(4)	Preliminary data as of January 31, 2022.

The following table sets out, by designated currency and the equivalent amount in U.S. dollars, the outstanding direct external debt of the Republic as of the date indicated.

	Summary of Outstanding Direct External Debt of the Republic by Currency(1)
	As of December 31, 2021
	Amount in Original Currency	Equivalent Amount in $(2)	% of Total
	(in millions, unless otherwise indicated, except percentages)
U.S. dollar	52,593	52,593	75.3%
Japanese yen	931,331	8,156	11.7%
Euro	5,735	6,545	9.4%
Peso	84,595	1,679	2.4%
Other currencies	—	830	1.2%

Total	—	69,803	100.0%

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts were translated into U.S. dollars based on the exchange rate of 50.384 ₱/US$.

Government-Guaranteed Debt

The following table sets out guarantees of indebtedness by the Republic, including guarantees assumed by the Government, as of the dates indicated.

	Summary of Outstanding Guarantees of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021(3)		2022(5)
	(in billions)
Total (₱)	478.1	487.6	488.8	458.3	423.9		422.5
Domestic (₱)	197.5	197.5	260.8	254.4	195.1		193.0
External (₱)	280.6	290.0	228.0	203.9	228.8		229.6
External ($)	5.6	5.5	4.5	4.2	4.5	(4)	4.6	(6)

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.
(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data.
(4)	Amounts were translated into U.S. dollars based on the exchange rate of 50.384 ₱/US$.
(5)	Preliminary data as of January 31, 2022.
(6)	Amounts were translated into U.S. dollars based on the exchange rate of 50.135 ₱/US$.

Payment History of Foreign Debt

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2020(3)	Outstanding Balance as of December 31, 2021(4)	Outstanding Balance as of January 31, 2022(5)
	($ in millions)
U.S. dollar bonds	30,938	24,823	30,553	30,553
Chinese Yuan Bonds	592	569	392	393
Eurobonds	2,170	841	4,609	4,566
Japanese yen bonds	2,256	3,184	1,687	1,691

Total foreign-currency bonds	35,956	29,417	37,241	37,203

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.
(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of December 31, 2021. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)	Amounts were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rate as of January 4, 2021.
(4)	Amounts were translated into U.S. dollars based on the exchange rate of 50.552 ₱/US$.
(5)	Amounts were translated into U.S. dollars based on the exchange rate of 51.135 ₱/US$.